Exhibit 4.14

Loan Agreement

Lender (Party A): Wenquan Zhu

Borrower (Party B): HongKong Ploutos International Holdings Limited

In accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, both parties, through equality, voluntariness, and full consultation, have reached the following agreement regarding the loan from Party A to Party B:

Article 1. Loan Amount and Purpose

1. Loan Amount: Party A agrees to provide Party B with a loan in the amount of HKD Eight Million Six Hundred Ninety-Five Thousand Two Hundred Sixty-Three and 67/100 (HKD 8,695,263.67).

2. Purpose of the Loan: Party B undertakes that the loan shall be used solely for company operations and shall not be diverted to any other purpose.

Article 2. Loan Term

The loan term shall be one (1) year, commencing on June 24, 2024 and ending on June 23, 2025.

The actual commencement date of the loan shall be the date on which Party A transfers the funds, and the loan term shall be extended accordingly.

Article 3. Loan Interest Rate and Interest Payment

1. Interest Rate: The annual interest rate for this loan shall be 12%.

2. Interest Payment: Party B shall pay interest annually. Upon maturity of the loan, Party B shall repay the entire principal and remaining interest in one lump sum.

Article 4. Loan Disbursement

Both parties agree that Party A shall, after the signing of this contract, disburse the loan amount to Party B’s bank account in installments.

Article 5. Rights and Obligations of Both Parties

1. Party A has the right to require Party B to use the loan in accordance with the agreed purpose and to supervise the use of the loan.

2. Party A has the right to collect the principal and interest as stipulated in this contract.

3. If Party B breaches this contract, Party A has the right to recall the loan in advance and require Party B to bear corresponding liability for breach of contract.

4. Party B shall repay the loan principal and interest in accordance with the agreed time and method.

5. If any major event occurs that may affect Party B’s ability to repay the loan (such as significant litigation, arbitration, asset seizure, attachment, or freezing), Party B shall promptly notify Party A.

Article 6. Liability for Breach of Contract

If Party B fails to repay the principal as stipulated in this contract, Party B shall pay Party A a late payment penalty at the rate of 0.1% (1‰) of the unpaid principal per day for each day of delay.

Article 7. Dispute Resolution

1. This contract shall be governed by the Civil Code of the People’s Republic of China and other relevant laws and regulations. All matters related to this contract shall be handled in accordance therewith.

2. Any dispute arising during the performance of this contract shall first be settled through friendly negotiation. If negotiation fails, either party may file a lawsuit with the People’s Court at Party A’s place of residence.

Article 8. Other Provisions

1. This contract shall become effective upon signature (or seal) by both parties. It is made in two (2) originals, with each party holding one (1), both having equal legal effect.

2. For matters not covered in this contract, both parties may sign a supplementary agreement, which shall have the same legal effect as this contract. In the event of any inconsistency between this contract and the supplementary agreement, the supplementary agreement shall prevail.

(Signatures below)

Lender (Party A) Signature:	/s/ Wenquan Zhu

Date: June 24, 2024

Borrower (Party B): HongKong Ploutos International Holdings Limited (Company seal)

Date: June 24, 2024

Supplemental Agreement to the Loan Agreement

Lender (Party A): Wenquan Zhu

Borrower (Party B): HongKong Ploutos International Holdings Limited

Whereas Party A and Party B jointly signed a Loan Agreement on June 24, 2024 (hereinafter referred to as the “Original Agreement”), both parties, through friendly consultation, have reached the following supplementary agreement to clarify matters not covered in the Original Agreement:

Article 1. Supplementary Clause

The provision in Article 2 of the Original Agreement stating “The loan term shall be one (1) year, from June 24, 2024 to June 23, 2025” is hereby amended to read as follows:

“The loan term shall be three (3) years, commencing on June 24, 2024 and ending on June 23, 2027.”

Except as modified above, all other provisions of the Original Agreement — including the loan amount, interest rate, and repayment method — remain unchanged.

Article 2. Other Provisions

1. This Supplemental Agreement is a supplemental document to the Original Agreement and has the same legal effect. In case of any inconsistency between the two, this Supplemental Agreement shall prevail; for matters not covered herein, the Original Agreement shall apply.

2. This Supplemental Agreement shall become effective upon being sealed by both parties. It is made in two (2) originals, with each party holding one (1).

(Signatures below)

Party A (Lender):	/s/ Wenquan Zhu

Party B (Borrower):	HongKong Ploutos International Holdings Limited (Company seal)

Date of Signing: June 23, 2025

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